24096 – 170th Avenue Fergus Falls, MN 56537 Phone: 218 998-4301 Fax: 218 998-4302 ahicks@otaellc.com www.ottertailethanol.com

January 1, 2010

To:	Otter Tail Ag Enterprises, LLC Members
From:	Otter Tail Ag Enterprises, LLC Board of Governors
RE:	New Equity Offering related to Chapter 11 Bankruptcy Plan of Reorganization

Otter Tail Ag Enterprises, LLC (“OTAE” or the “Company”) is currently in Chapter 11 Bankruptcy and is working on a Plan of Reorganization that includes raising additional equity and would like gauge the interest of our members who are residents of Minnesota to invest under the Plan.

This letter contains forward-looking statements that are subject to various assumptions, risks and uncertainties. It should be read in conjunction with the “Forward-Looking Statements” sections in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 and in conjunction with other SEC reports filed by the Company that discuss important factors that could cause actual results to differ materially.  The Company expressly disclaims any current intention to update any forward-looking statements contained in this letter as a result of new information or future events or developments.

The Problem:

The ethanol industry, along with just about every other industry, has recently gone through a very difficult financial period due to the global recession and economic crisis of the last 12 months.  OTAE suffered particularly hard during this time and has been unable to consistently earn a profit since it started operations.  As of January, 2009 OTAE has been in default on the terms and conditions of its senior debt and on August 31, 2009 its senior lenders, AgStar Financial Services, PCA and MMCDC New Market Fund II, LLC, served OTAE with a foreclosure pleadings.  In response, and after discussions with AgStar and its other creditors, OTAE filed for the protection of Chapter 11 bankruptcy with the intent to restructure its debt, raise additional equity and continue operations.

If OTAE cannot reorganize under Chapter 11, the case may be converted to Chapter 7 or OTAE’s creditors will seize all of its assets, and in either event the company’s assets will be liquidated.  It is unlikely that there are enough assets to pay all of OTAE’s creditors and if there are not, the existing OTAE members will not receive any money for their ownership.  Even if the reorganization is successful, the existing member equity will be cancelled, as there will not be any value left in the existing Class A membership units.  Negotiations are ongoing with all classes of creditors and plan treatment of claims is not concluded, but there has been significant progress in OTAE’s negotiations with its largest lender, AgStar, to negotiate a plan of reorganization acceptable to AgStar.  One critical aspect includes OTAE raising new equity to reduce its senior debt, pay trade creditors and have money for operations.

The Proposed Plan of Reorganization:

OTAE has agreed with AgStar that it will raise an additional $10-$12 million of equity by selling new Class B membership units to its existing members and potentially to non-members.  OTAE intends to offer these new Class B units at $0.50/unit, or twenty-five percent (25%) of the original Class A membership unit offering price.  Participating in this new offering is the only opportunity for existing OTAE members to continue as owners of OTAE.  This letter and the informational meetings are intended to gauge the interest of current equity in reinvesting.

Because a Plan of Reorganization has not been filed with the Bankruptcy Court nor approved by the Bankruptcy Court, OTAE cannot provide you with many details regarding specific provisions that OTAE is negotiating with its creditors to include in a Plan of Reorganization.  As a result, we are not asking any member to make a binding commitment to invest until a Plan has been filed with the Bankruptcy Court.

We do, however, need to gauge our member’s interest in investing because we have agreed with AgStar that we would have indications of interest of at least $6 million by January 15, 2010.  We will be holding a number of informational meetings for members as follows:

Information Meetings:

We plan on holding a number of evening Member informational meetings during January in order that we can provide additional information as it becomes available as well as answer questions that you may have concerning the Company’s activities the schedule is as follows;

Monday January 11th Bigwood Event Center, Fergus Falls
Tuesday January 12th – Holiday Inn, Alexandria
Wednesday January 13th – Holiday Inn, Willmar
Thursday January 14th – Prairie Inn, Morris

All meetings will start at 6 pm

We will provide more details about the bankruptcy, the negotiations regarding a plan of reorganization, the terms of offering and the future of the Company at these meetings.

We are asking members to complete the attached form and return it to us by January 15, 2010.

INDICATING YOU MAY BE INTERESTED IN INVESTING DOES NOT CREATE ANY BINDING AGREEMENT THAT YOU WILL INVEST.

Time is of the essence to get our members to indicate their willingness to invest.  Please return the following page to our office in the self-addressed, stamped envelope, by fax or email no later than January 15, 2009.  You may send the completed following page by fax to 218- 998-4802 or by email to info@otaellc.com.  If you have any questions, please contact our CEO, Anthony Hicks, at 218-998-4301 ext 20 or Shelly Gamache on ext 10.

Please remember that you must be a member of the Company and a resident of Minnesota to invest.

The information contained in this letter is confidential. Any reproduction or other distribution of this letter, in whole or in part, without our prior written consent, is strictly prohibited. This letter does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such an offer is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation.

OTTER TAIL AG ENTERPRISES, LLC

INDICATION OF INTEREST

Based on the description above and the information provided at the informational meetings, please indicate your interest in investing in Class B units by filling out the following information:

Name:

Address:

Phone:

Email:

I am interested in investing in Class B Units.  I understand that I have no obligation to do so at this time and that this letter does not obligate me in any way:

______ Yes                                           _______ No

If you checked “Yes” above, please indicate how much you would be willing to invest. Class B units will be sold for $0.50/unit.  The minimum investment amount is $6,250.  (remember - you are in no way obligated to participate in the program if you indicate you are interested):

$_____________.

Thank you for your time and consideration in reviewing this letter.  We look forward to your response.  Even if you don’t intend to invest, please complete the information above and return this page in the self addressed stamped envelope, by fax or email so we can confirm that your address, phone number and email are correct in our database.  You may send this completed Indication of Interest by fax to 218- 998-4802 or by email to info@otaellc.com.

Sincerely,

Anthony J Hicks
Chief Executive Officer

Except for historical information contained herein, the statements in this information release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include our expectations regarding future costs and revenues and consumer demand for ethanol. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The information contained in this release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Otter Tail Ag Enterprises, LLC undertakes no obligation to update any information contained in this release.